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                                                                   EXHIBIT 10.23


                       SERVICES AND CONSULTING AGREEMENT

     THIS AGREEMENT ("Agreement") dated as of September 1, 1996, is entered into by and between MEGO MORTGAGE CORPORATION ("MMC"), a Delaware corporation, and PREFERRED EQUITIES CORPORATION ("PEC"), a Nevada Corporation.

                            BACKGROUND OF AGREEMENT

     a. MMC and PEC are affiliated companies by virtue of having a common parent, Mego Financial Corp., which owns, as of the date of this Agreement, all of the issued and outstanding stock of MMC and PEC.

     b. MMC has utilized the services of PEC and certain of PEC's officers, executives and staff to aid MMC in its business operations including, without limitation, management, legal and planning services, for which the estimated cost thereof to PEC has been charged and allocated to MMC on the accounting books of the parties.

     c. MMC and PEC have decided to enter into this Agreement for the purpose of (i) documenting and detailing PEC's support services to MMC and (ii) providing a schedule (the "Schedule"), attached hereto and made a part hereof, of the services to be provided by PEC to MMC and the corresponding cost of same, as shown on the Schedule.

     NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter contained, the parties hereto do hereby agree as follows:

                          ARTICLE 1. APPOINTMENT; TERM

     1.1 On the terms and subject to the conditions set forth in this Agreement, MMC hereby appoints PEC as a Management Consultant and Service Provider to MMC to provide the services shown, and for the remuneration shown, on the Schedule attached hereto and made a part hereof; and PEC accepts such appointment. Nothing contained herein shall be deemed a delegation by MMC, or an acceptance by PEC, of any responsibility for or authority from MMC for the management of its business and affairs, which responsibility and authority shall at all times be and remain vested in the Board of Directors, shareholders and management of MMC.

     1.2 The term of this agreement shall commence as of the date of this Agreement and shall continue for an initial one-year period. Thereafter, it shall continue unless and until canceled by either party on a whole or partial basis (as defined in Article 6.2 hereof) by notice given no later than ninety
(90) days prior to the prospective whole or partial termination.

                 ARTICLE 2. PROPRIETARY INFORMATION AND SECRECY

     2.1 Each party shall (i) keep secret and confidential all know-how, plans, data and other industrial property ("Proprietary Information") owned and specified as secret and confidential by the other party and (ii) use its best effort to prevent its employees, agents,



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representatives and shareholders from divulging to others any such Proprietary
Information and utilizing any such Proprietary Information except in connection with the business or operations of the other party. The provisions of this
Article 2 shall survive for a period of one (1) year following the entire termination of this Agreement for whatever reason. Excluded from such requirement to keep Proprietary Information secret and confidential are the following:

     a. Information which, at the time of disclosure, is in the public domain;

     b. Information which, after disclosure to the other party, enters the public domain, except where such entry is the result of a breach of this Agreement;

     c. Information which, prior to disclosure hereunder, was already in the other party's possession;

     d. Information which, subsequent to disclosure hereunder, is obtained by a party from a third person who is lawfully in possession of such Proprietary Information and not subject to a contractual or fiduciary relationship with respect to such Proprietary Information and who does not require such party to refrain from disclosing such information; and

     e. Information which is required to be disclosed by either party or any of their affiliates in a filing with the Securities and Exchange Commission or any other governmental agency or in any other disclosure document required by such authorities or information required to be disclosed in a legal proceeding.

                       ARTICLE 3. SCOPE OF DUTIES OF PEC

     3.1 PEC shall, at the reasonable request of MMC from time to time during the term hereof, advise and consult with MMC and its management and provide various services with respect to MMC's operations, financial activities and business affairs, as shown on the attached Schedule, subject to PEC's reasonable convenience and other business activities. Without limitation, the initial services to be provided by PEC shall include management consulting, treasury, accounting, legal, management information, administrative, communications and advertising.

     3.2 Such services shall be performed only during regular business hours on weekdays except at the option of PEC, and shall be performed by such employees or agents of PEC as PEC, in its sole discretion, deems appropriate.

                           ARTICLE 4. NO RESTRICTIONS

     It is understood that this Agreement shall not restrict PEC or any affiliate of PEC from engaging in any business activities, including those which may be deemed to be competitive with MMC, and that this Agreement shall not obligate PEC to bring to MMC any business opportunities that may come to PEC in its business activities.






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                       ARTICLE 5. COMPENSATION; EXPENSES

     As full compensation for PEC's services hereunder, MMC hereby agrees to pay to PEC $967,000.00 per annum, payable at $80,583.33 a month, due and payable on the first business day of each month. PEC's performance of any and all services is subject to MMC's timely monthly payments.

           ARTICLE 6. SCHEDULE REVISION; WHOLE OR PARTIAL TERMINATION

     6.1 Not later than sixty (60) days prior to the September 1, 1997, and annually thereafter for the term of this Agreement, PEC shall provide MMC with a revised Schedule detailing the services and cost thereof, PEC is to provide MMC during the next year. Within ten (10) days of the receipt of any such Schedule, MMC may advise PEC of any service listed on the Schedule it does not wish PEC to perform and/or request PEC to perform additional services. Any additional services PEC agrees to perform shall be added to the Schedule to be performed for a fee mutually agreeable to PEC and MMC.

     6.2 Notwithstanding the provisions of Section 1.2 hereof, at any time during the term of the Agreement, either party may terminate this Agreement in whole or in part by giving the other party written notice of such termination not later than ninety (90) days prior to the proposed termination date. Any partial termination(s) must specifically detail the line item description of the services on the Schedule that are subject to termination. All payments due prior to any said whole or partial termination shall be prorated to the date of cancellation on a per diem basis, and thereafter neither party shall have a duty to perform or accept such services subject only to MMC's duty to pay for all services rendered to the date of whole or partial termination.

       ARTICLE 7. LIMITATIONS ON LIABILITY OF PEC; INDEMNIFICATION OF PEC

     7.1 Notwithstanding anything to the contrary contained in this Agreement, PEC shall not be liable to MMC for any loss or damage of any nature suffered by MMC occasioned by or arising from any act or omission, or alleged act or omission, of PEC or any officer, employee or agent of PEC in the performance or the nonperformance of this Agreement or any part hereof, or the consequences of any action or course of action taken by MMC pursuant to this Agreement, unless directly caused by PEC's gross negligence or willful misconduct or an act of bad faith in breach of this Agreement. In no event shall PEC be responsible for MMC's loss of profits and/or other consequential loss or damage howsoever caused and whether or not occasioned or caused by the act, default or negligence of PEC.

     7.2 MMC shall indemnify, defend and hold harmless PEC and each of its officers and employees performing services hereunder from and against any and all demands, claims, actions or causes of actions, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorney's fees and related disbursements (collectively "Losses") arising out of or due to the performance by PEC or any such officers and employees of any of PEC's duties or obligations hereunder unless such Losses are directly caused by PEC's gross negligence or willful misconduct or an act of bad faith in breach of this Agreement.

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                       ARTICLE  8. INDEMNIFICATION OF MMC

     PEC agrees to indemnify, defend and hold harmless MMC for any loss, damage, reasonable expense, claims, and/or causes of action that may be asserted against MMC as a result of any gross negligence or willful misconduct on the part of PEC, its agents or employees in the performance of the services required by this Agreement.

                            ARTICLE 9. MISCELLANEOUS

     9.1 Notwithstanding anything to the contrary contained in this Agreement, PEC shall be deemed to be an independent contractor for all purposes hereof and shall not be deemed to be, and shall not, for the purposes of this Agreement, hold itself out as, an agent or partner of, or joint venturer with MMC; and, except as specifically provided herein, PEC shall take no action, without the prior consent of MMC, by which any third party might infer that PEC is such an agent, partner or joint venturer.

     9.2 All notices, requests and demands to or upon the respective parties shall be deemed to have been given or made when personally delivered or when deposited in the mail, first class mail, registered or certified, return receipt requested and postage prepaid as follows:

              9.2.1  If to PEC, to:
                          Preferred Equities Corporation
                          4310 Paradise Road
                          Las Vegas, Nevada  89109
                          Attention:  Frederick H. Conte,
                                          Executive Vice President and
                                          Chief Operating Officer

              9.2.2  If to MMC, to:
                          Mego Mortgage Corporation
                          1000 Parkwood Circle, Suite 500
                          Atlanta, Georgia  30339
                          Attention:  James L. Belter, Executive Vice President,
                                          Treasurer
                                          and Chief Financial Officer

or to such other address as either such party shall notify the other.

     9.3 No failure to exercise and no delay in exercising, on the part of either party hereto, any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof of the exercise of any other right, power or privilege. No modification or waiver of any provision of this Agreement, nor consent to any departure from the provisions hereof, shall be effective unless the same shall be in writing from the party so modifying, waiving or consenting and then such waiver or consent shall be given only in the specific instance and for the purpose for which it is given. No notice to either party shall entitle such party to any other of further notice in other or similar circumstances unless expressly provided for herein. No course of


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dealing between any of the parties shall operate as a waiver of any of their respective rights under this Agreement.

     9.4 The captions of the various sections of this Agreement have been inserted only for the purpose of convenience, and shall not be deemed in any matter to modify, define, enlarge or restrict any of the provisions of this Agreement.

     9.5 This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Notwithstanding the foregoing, neither party shall assign or transfer any rights or obligations hereunder, except that PEC may assign or transfer this Agreement and its rights and obligations hereunder to a successor corporation in the event of a merger, consolidation or transfer or sale of all or substantially all of the assets of PEC. Any purported assignment, other than as provided above, shall be null and void.

     9.6 This Agreement contains the entire agreement between the parties hereto with respect to the subject matter hereof, supersedes all prior written agreements and negotiations and oral understanding, if any, and may not be amended, supplemented or discharged except by performance or by an instrument in writing signed by both of the parties hereto.

     9.7 This Agreement shall be construed in accordance with and governed by the laws of the State of Georgia.

     9.8 Nothing contained in this Agreement, express or implied, shall confer upon any other person not a party to this Agreement any rights or remedies under or by virtue of this Agreement.

     9.9 This Agreement shall be executed on one or more copies, but such counterparts shall together constitute but one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officer or officers thereunto duly authorized as of the day and year first set forth above.

PREFERRED EQUITIES CORPORATION,    MEGO MORTGAGE CORPORATION,
a Nevada corporation               a Delaware corporation



By: /s/ Frederick H. Conte          By: /s/ James L. Belter
    ------------------------------      ------------------------------
    Frederick H. Conte,                 James L. Belter,
    Executive Vice President            Executive Vice President










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